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[LOGO][ERNST & YOUNG LLP LETTERHEAD]


                   EXHIBIT 23--CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of IFR Systems, Inc. of our report dated August 1, 1995, included in the 1995 Annual Report to Shareholders of IFR Systems, Inc.

Our audits also included the financial statement schedule of IFR Systems, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We further consent to the incorporation by reference in Registration Statement 33-5272 on Form S-8 of the Incentive Stock Option Plan dated April 29, 1986, Registration Statement 33-27329 on Form S-8 of the Restricted Stock Grant Plan dated March 2, 1989, Registration Statement 33-27330 on Form S-8 of the 1988 Incentive Stock Option Plan dated March 2, 1989, Registration Statement 33-32060 on Form S-8 of the Outside Director Compensation, Stock Option and Retirement Plan dated November 14, 1989 and Registration Statement 33-56862 on Form S-8 of the Nonqualified Stock Option Plan, of our report dated August 1, 1995, with respect to the consolidated financial statements and schedules of IFR Systems, Inc. included or incorporated by reference in the Annual Report on Form 10-K for the year ended June 30, 1995.



Indianapolis, IN
September 25, 1995